Exhibit 99.2

Bicycle Therapeutics plc

2024 Inducement Plan

Option Grant Notice

Bicycle Therapeutics plc (the “Company”), pursuant to its 2024 Inducement Plan (the “Plan”), hereby grants to Optionholder the option described in this grant notice at the exercise price set forth below (the “Option”). This Option is subject to all of the terms and conditions as set forth in this Option Grant Notice (this “Grant Notice”), the Option Agreement (the definition of which shall include any special terms and conditions for Optionholder’s country of residence and/or work set forth in the attached appendix (the “Appendix”)) (the “Agreement”) and the Plan, both of which are attached hereto and incorporated herein in their entirety. This Option is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to Optionholder entering into employment with the Company or an Affiliate. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Agreement. In the event of any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan shall control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share) (US$):
Total Exercise Price (US$):
Expiration Date:
Type of Grant:	Nonstatutory Share Option
Vesting Schedule:	[____________]

Additional Terms/Acknowledgements: By accepting this Option, Optionholder acknowledges (i) having received and read this Grant Notice, the Agreement and the Plan and understands and agrees to all of the terms and conditions set forth in these documents, (ii) that the Option is subject to all the provisions of the Plan, the provisions of which are part of the Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan, (iii) that this Grant Notice and the Agreement may not be modified, amended or revised except as provided in the Plan and (iv) that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of the Shares pursuant to the Option specified above and supersede all prior oral and written agreements, promises and/or representations regarding the terms of this Option with the exception, if applicable, of (A) any compensation recovery policy that is adopted by the Company or compensation recoupment requirement otherwise required by applicable law, (B) the Company’s share ownership guidelines, and (C) any written employment, offer letter or severance agreement, or any written severance plan or policy that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein, including but not limited to upon a Change in Control or upon an involuntary termination of Optionholder’s employment by the Company or an Affiliate in connection with a Change in Control, if applicable.

1

By accepting this Option, Optionholder also (i) further acknowledges his or her obligation to satisfy any tax and social security withholding obligations imposed on the Company with respect to the Option, or the delivery of the underlying Shares, as a condition to the receipt of any Shares hereunder, including by requiring a cash payment to the Company by Optionholder and (ii) consents to receive this Grant Notice, the Agreement, the Plan, the prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. If the Company uses an on-line or electronic system and the fields above are blank, removed or the information is otherwise provided in a different format, such information shall be deemed to come from the on-line or electronic system and is considered part of this Grant Notice.

Bicycle Therapeutics plc		Optionholder:

By:
	Signature		Signature

Title:		Date:
Date:

Attachments:	• Option Agreement (including the Appendix)
• 2024 Inducement Plan

2

Attachment I

Bicycle Therapeutics plc

2024 Inducement Plan

Option Agreement

Pursuant to the Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Agreement”) (the definition of which shall include any special terms and conditions for your country of residence and/or work set forth in the attached appendix (the “Appendix”)), Bicycle Therapeutics plc (the “Company”) has granted you an Option under the Bicycle Therapeutics plc 2024 Inducement Plan (the “Plan”) to purchase the number of Shares set forth in the Grant Notice at the exercise price set forth in the Grant Notice. This Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). This Option is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company or an Affiliate. If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control except as expressly overridden or amended in this Agreement. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan.

The terms of your Option, in addition to those set forth in the Grant Notice, are as follows:

1.           Vesting. Subject to the limitations contained herein, your Option will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.           Number of Shares and Exercise Price. The number of Shares subject to your Option and your exercise price per Share referenced in the Grant Notice may be adjusted from time to time for Capitalization Adjustments, if any, as provided in the Plan. Notwithstanding the provisions of this Section 2, no fractional Shares or rights for fractional Shares shall be created pursuant to this Section 2. Any fraction of a Share will be rounded down to the nearest whole Share.

3.            Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), then except as otherwise provided in the Plan, you may not exercise this Option until you have completed at least six months of Continuous Service following the Date of Grant, even if you have already been an Employee for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise this Option as to any vested portion prior to such six-month anniversary in the case of (i) your death or Disability, (ii) a Transaction in which this Option is not assumed, continued or substituted, (iii) a Change in Control, or (iv) your “retirement” (as defined in a written agreement between you and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines).

4.           Exercise Prior to Vesting (“Early Exercise”). This Option may not be exercised prior to vesting.

5.           Method of Payment. You must pay the full amount of the exercise price for the Shares you wish to purchase. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or via one or more of the following methods:

(a)            Provided that at the time of exercise the Shares are publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”

(b)            Provided that at the time of exercise the Shares are publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned Shares that are owned free and clear of any liens, claims, encumbrances or security interests, which, when valued at their Fair Market Value on the exercise date, have a value sufficient to pay the exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by such delivery in cash or other permitted form of payment. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise this Option, will include delivery to the Company of your attestation of ownership of such Shares in a form approved by the Company. You may not exercise this Option by delivery to the Company of Shares if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of Shares.

(c)            Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares otherwise issuable to you upon exercise of this Option by the largest number of whole Shares with a Fair Market Value on the exercise date that is sufficient to pay the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by such “net exercise” in cash or other permitted form of payment. Shares will no longer be outstanding under this Option and will not be exercisable thereafter if those Shares (i) are used to pay the exercise price pursuant to a “net exercise,” (ii) are delivered to you as a result of such exercise, or (iii) are withheld to satisfy tax and social security withholding obligations.

6.           Whole Shares. You may exercise your Option only for whole Shares.

7.           Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless the Shares issuable upon such exercise are either (i) then registered under the Securities Act, or, if such Shares are not then so registered, (ii) the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

8.           Term. You may not exercise your Option before the commencement or after the expiration of its term. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)            immediately upon the termination of your Continuous Service if such termination is for Cause;

(b)            except as the Board may otherwise approve, the expiration of twelve (12) months from the date of termination of your Continuous Service if such termination is for any reason other than Cause;

(c)            the Expiration Date set forth in the Grant Notice; or

(d)            the day before the tenth anniversary of the Date of Grant.

9.            Exercise.

(a)            You may exercise the vested portion of this Option during its term by (i) (A) delivering a Notice of Exercise (in a form designated by the Company), or (B) making the required electronic election with the Company’s designated broker, and (ii) paying the exercise price and any applicable withholding taxes and social security to the Company’s share plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)            By exercising this Option, you agree that, as a condition to any exercise of this Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax and social security withholding obligation of the Company or an Affiliate arising by reason of (i) the exercise of this Option, (ii) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise, or (iii) the disposition of Shares acquired upon such exercise.

10.         Transfer Restrictions. Notwithstanding anything to the contrary in the Plan, this Option is not transferable except to your personal representative on your death and is exercisable during your life only by you and after your death by your personal representative.

11.         Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to the Grant Notice is also deemed to be execution of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Option.

12.         Option not a Service Contract. By accepting this Option, you acknowledge, understand and agree that:

(a)            this Option is not an employment or service contract, and, if you are an Employee of the Company or an Affiliate, nothing in this Option will be deemed to create in any way whatsoever any obligation on your part to continue as an Employee of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in this Option will obligate the Company or an Affiliate, or their respective shareholders, boards of directors, officers or employees to continue any relationship that you might have as a Director for the Company or an Affiliate;

(b)            the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(c)            the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options (whether on the same or different terms), or benefits in lieu of Options, even if options have been granted in the past;

(d)            this Option and any Shares acquired under the Plan on exercise of this Option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, vacation, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(e)            the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(f)            neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to you pursuant to the exercise of this Option or the subsequent sale of any Shares received;

(g)            notwithstanding anything to the contrary in the Plan, for the purposes of the Option, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), provided that, unless otherwise expressly provided in this Agreement or determined by the Company, the vesting of this Option will not continue during any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any (regardless, in each case, of whether or not you are providing services to the Company or one of its Affiliates during such notice period, garden leave period, or similar period); and the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option (including whether you may still be considered to be providing services while on a leave of absence); and

(h)            no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of this Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

13.         Withholding Obligations.

(a)            At the time you exercise this Option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax and social security withholding obligations of the Company or any Affiliate which arise in connection with this Option.

(b)            Upon your request and subject to the consent of the Company at the time of exercise, the Company may withhold from fully vested Shares otherwise issuable to you upon exercise of this Option a number of whole Shares with a Fair Market Value on the date of exercise that does not exceed the maximum amount of tax and social security required to be withheld by law (or such other amount as may be necessary to avoid classification of this Option as a liability for financial accounting purposes).

(c)            You may not exercise this Option unless the tax and social security withholding obligations of the Company and/or any Affiliate are satisfied.

14.         Tax Consequences. The Company has no duty or obligation to minimize the tax and/or social security consequences to you of this Option and shall not be liable to you for any adverse tax or social security consequences to you arising in connection with this Option. If you are subject to United States taxation, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per Share set forth in the Grant Notice is at least equal to the “fair market value” per Share of the Shares on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax and social security consequences of this Option and by accepting this Option, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax and social security liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

15.         Notices. Any notices to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under the terms of this Agreement to you must be in writing and addressed to you (or, if you are then deceased, to the person entitled to exercise the Option) at your last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section 15, either party may designate a different address for notices to be given to that party. Any notice provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given (i) when actually received, (ii) when sent by email, (iii) when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office, or (iv) when delivered by a nationally recognized express shipping company. The Company may, in its sole discretion, decide to deliver any documents related to this Option or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.         Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

17.         Governing Plan Document. Save as expressly provided in this Agreement, this Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan, the terms of the Plan will control.

18.         Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell Shares only during certain “window” periods in effect from time to time and the Company’s insider trading policy.

19.         Effect on Other Employee Benefit Plans. The value of this Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

20.         Shareholder Rights. You will not have voting or any other rights as a shareholder of the Company with respect to the Shares to be issued pursuant to this Option until such Shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

21.         Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

22.         Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

23.         Clawback/Recovery. This Option (and any compensation paid or Shares issued under this Option) will be subject to recoupment in accordance with the Bicycle Therapeutics plc Incentive Compensation Recoupment Policy, any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder (the “Dodd-Frank Act”), any clawback policy adopted by the Company pursuant to the Dodd-Frank Act or otherwise or other applicable law and any other clawback policy that the Company adopts and maintains from time to time. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

24.         No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action.

25.         Data Privacy.

(a)            To the extent that the processing of your personal data by the Company and its Affiliates under and/or in connection with this Agreement falls within the territorial scope of (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27th April 2016 (the “EU GDPR”), (ii) the EU GDPR as it forms part of UK law by virtue of Section 3 of the European Union (Withdrawal) Act 2018, as amended (the “UK GDPR”), and/or (iii) equivalent legislation and/or legislation implementing and/or supplementing the EU GDPR or UK GDPR in any member state of the European Economic Area or the UK or Switzerland, Company and/or its Affiliates will carry out such processing in accordance with their EEA/UK privacy notice from time to time in force, the latest version of which has been provided to you.

(b)            Except where (a) above applies, you explicitly and unambiguously acknowledge and consent to the collection, use, transfer and other processing of your personal data as described in this paragraph (b) by the Company and its Affiliates for the purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and its Affiliates hold certain personal data about you, including, but not limited to, your name, home address, telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any Shares or directorships held by you in the Company, details of all Options or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan. You understand that this personal data may be transferred to any third parties assisting in the implementation, administration and management of the Plan.

26.         Language. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement, or any other document related to your Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

27.         Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country of residence. The applicable laws in your country of residence may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country of residence through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

28.         Applicable Law. In the event applicable laws prevent or hinder the consummation of the actions and transactions contemplated in this Agreement or the Plan, the Company may in its sole discretion agree to vary the terms of the Plan and/or this Agreement so that you receive substantially the same economic result as contemplated herein, such as through a cashless sell to cover exercise (provided that at the time of exercise the Shares are publicly traded or otherwise liquid), a cash bonus or phantom stock.

29.         Appendix. Notwithstanding any provisions in this Agreement, your Option shall be subject to the special terms and conditions for your country of residence and/or work set forth in the Appendix attached to this Agreement which, where applicable, shall prevail in the event of conflict between such terms and conditions and the terms of this Agreement, Grant Notice, and/or the Plan. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

30.        Choice of Law. The provisions of the Plan relating to choice of law shall apply to this Agreement and the Option.

31.         Miscellaneous.

(a)            The Company may transfer the rights and obligations of the Company under this Option to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)            You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Option.

(c)            You acknowledge and agree that you have reviewed this Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Option, and fully understand all provisions of this Option.

(d)            This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)            All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*         *         *

This Agreement shall be deemed to be signed by you upon the signing or electronic acceptance by you of the Grant Notice to which it is attached.

APPENDIX TO OPTION AGREEMENT

This Appendix includes special terms and conditions that govern the Option granted to you under the Plan if you reside and/or work in one of the countries listed below.

The information contained herein is general in nature and may not apply to your particular situation, and you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer employment and/or residency to another country after the Date of Grant, change employment status to a consultant position, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you. References to your “employer” shall include any entity that engages your services.

United Kingdom

Option Not a Service Contract. The following supplements Section 11 of the Agreement:

You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any Affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to vest your Option, or from the loss or diminution in value of any rights or entitlements in connection with the Plan.

Withholding Obligations. The following supplements Section 12 of the Agreement:

(d)            As a condition of the vesting of your Option, you unconditionally and irrevocably agree:

(i)              to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; and (2) all liability to national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs; (the “UK Tax Liability”);

(ii)             to permit the Company to sell at the best price which it can reasonably obtain such number of Shares allocated or allotted to you following exercise as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount sufficient to pay the UK Tax Liability from any payment made to you (including, but not limited to salary); and

(iii)            if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

(iv)            to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.

Acknowledgment of Forfeiture and Clawback Provisions. By accepting the Option, you acknowledge being subject to the provisions of any forfeiture and clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law.

Attachment II

2024 Inducement Plan

[Provided electronically as separate document]